Exhibit 99.2

Contact:
Richard Broome
The Hertz Corporation
201-307-2486
rbroome@hertz.com

FOR IMMEDIATE RELEASE

HERTZ GLOBAL HOLDINGS APPOINTS BRIAN A. BERNASEK TO BOARD OF DIRECTORS

— William E. Conway, Jr. resigns from Board of Directors

Park Ridge, NJ (December 21, 2006) — Hertz Global Holdings, Inc. (NYSE: HTZ) today announced that Brian A. Bernasek of The Carlyle Group has been elected to Boards of Directors of Hertz Global Holdings, Inc. and its indirect subsidiary, The Hertz Corporation, to fill the unexpired term of William E. Conway, Jr., also of The Carlyle Group, whose intended resignation was previously announced.

Mr. Bernasek is a Principal of The Carlyle Group, which he joined in 2000.  Prior to that time, he held positions with Investcorp International, a global private equity firm, and Morgan Stanley & Co., in its Investment Banking Division.  Mr. Bernasek serves on the Board of Directors of Axle Tech International Holdings, Inc.

Hertz, the world’s largest general use car rental brand, operates from approximately 7,600 locations in 145 countries worldwide. Hertz is the number one airport car rental brand in the United States and at 69 major airports in Europe as well as the only car rental company with corporate and licensee locations in Africa, Asia, Australia, Latin America and North America.  Product and service initiatives such as Hertz #1 Club Gold, NeverLost customized, onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through Hertz’s Prestige, Fun and Green collections, set Hertz apart from the competition.  Hertz also operates one of the largest equipment rental companies in the United States and Canada combined, with corporate locations in France and Spain.